Exhibit 5.1







                                  July 18, 1996



Employee Solutions, Inc.
2929 East Camelback Road, Suite 220
Phoenix, Arizona 85016

Gentlemen:

                  Employee Solutions, Inc. (the "Company") is filing concurrently herewith its Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the Registration Statement, the Company is registering 723,724 shares of its Common Stock, no par value (the "Shares"), for sale by the selling shareholders indicated in the Registration Statement (the "Selling Shareholders").

                  In connection with such registration, we have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.

                  Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that the issued and outstanding Shares covered by the Registration Statement to be sold by the Selling Shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.


                                Very truly yours,



                                 Quarles & Brady